UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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THE PHOENIX COMPANIES, INC.
(Name of the Registrant as Specified In Its Charter)

OLIVER PRESS PARTNERS, LLC
OLIVER PRESS INVESTORS, LLC
AUGUSTUS K. OLIVER
CLIFFORD PRESS
DAVENPORT PARTNERS, L.P.
JE PARTNERS, L.P.
OLIVER PRESS MASTER FUND, L.P.
JOHN CLINTON
CARL SANTILLO
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investor Presentation
The Phoenix Companies, Inc.

April 7, 2008

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OPP | OLIVER PRESS PARTNERS, LLC

Oliver Press Partners, LLC

Oliver Press Partners, LLC is an investment management firm based in New York City. OPP serves as investment manager for several investment partnerships, including Davenport Partners, L.P., Oliver Press Master Fund, L.P.,
and JE Partners, L.P. Under the direction of OPP principals Augustus K. Oliver and Clifford Press, the partnerships invest in companies that the principals believe are undervalued and that have available strategic options to enhance value for shareholders. Between them, Messrs. Oliver and Press have almost 60 years of experience in investment management and the financial and legal aspects of merger and acquisition transactions.

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OPP OLIVER PRESS PARTNERS, LLC

Background of this Solicitation

The partnerships under OPP’s management purchased approximately 5% of the outstanding shares of The Phoenix
Companies common stock because OPP believed them to be undervalued. As more fully described in the pages to follow, OPP believes that Phoenix has several steps that it can take to enhance value for shareholders and security for policyholders. On January 25, OPP notified the Company of its intention to nominate three candidates to the Board at the 2008 Annual Meeting of Shareholders. OPP believes that its candidates would bring a combination of industry expertise, governance experience and a new independent perspective to Board deliberations. After the Board formally rejected OPP’s nominations, OPP determined to contest three of the five
Board seats that are open at this meeting. If elected, OPP’s nominees would constitute only three out of thirteen
Directors and, as a consequence, would not be able to effect unilateral change at Phoenix. Nevertheless, OPP believes that new directors, accompanied by the required shareholder endorsement, will convey the loud and clear message to the Company’s Board and management that the future needs to be different than the past.

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Reasons for this Solicitation

Stock Price Performance Relative to the S&P Since Demutualization

Companies that have been acquired
Companies that have remained public
400%
300%
200%
100%
0%
-44%
34%
192%
236%
142%
159%
295%
316%
PHOENIX
MetLife
6/19/2001-
3/13/2008
11/11/1998-
7/8/2004
1/27/2000-
4/28/2004
1/28/1997-
11/15/2006
12/13/2001-
3/13/2008
10/23/2001-
3/13/2008
9/24/1999-
3/13/2008
4/5/2000-
3/13/2008
Returns calculated through date of acquisition.

Price Performance Since Demutualization vs. S&P 500

Demutualization Date - Acquisition/03/13/08	Ticker	Price Performance	S&P Performance	Price vs. S&P 500
06/19/2001 - 03/13/2008	PNX	-35%	9%	-44%
11/11/1998 - 07/08/2004	MNY	32%	-1.7%	34%
01/28/1997 - 11/15/2006	AMH	318%	83%	236%
01/27/2000 - 04/28/2004	JHF	172%	-20%	192%
12/13/2001 - 03/13/2008	PRU	158%	16%	142%
10/23/2001 - 03/13/2008	PFG	180%	21%	159%
04/05/2000 - 03/13/2008	MET	304%	-12%	316%
09/24/1999 - 03/13/2008	MFC	298%	3%	295%

Note: Price performance of JHF, AMH, & MNY reflect takeout price

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A Languishing Stock Price

Since Phoenix became a public company in 2001, the price of its stock has declined substantially. On January 25, 2008, the last trading day before the public announcement of our nominations, the stock closed at $10.32 per share, 41% below its public offering price.  On March 31, 2008, it closed at $12.21 per share, an increase of 18% since our effort became public, but a decline of more than 30% over the past nearly seven years. During this same general period, the stocks of other life insurance companies that converted from mutual to stock ownership have appreciated handsomely. The following graph shows the performance of other life insurance companies that converted from mutual to stock ownership in this period from the date of the conversion through the present or the date of sale of the company, where applicable.

The Phoenix Companies, Inc.

6 Ratings Downgrades Since Demutualization,
Including a Triple-level Downgrade on November 25, 2002.

STANDARD & POOR'S
Moody's Corporation
FitchRatings
BEST
AAA
AA+
AA
Aaa
Aa1
Aa2
AAA
AA+
A++
A+
Rating at IPO
AA-
Aa3
AA
A
A+
10/16/02
A1
AA-
9/16/02
A
8/29/03
A2
A+
4/1/05
A-
3/15/07
A3
11/25/02
Current Rating

Source: SNL Financial

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Declining Ratings

Not only has the stock price of Phoenix fallen, but over the same period its insurance rating has been down-
graded on six separate occasions by major rating agencies, which we believe has had a negative impact on the pricing of the Company’s products. As the following graph reveals, the financial strength (“claims paying”) rating is now much lower than it was before the conversion from a mutual to a public stock company.

Declining Ratings

By its own admission, Phoenix is now in challenging territory. At the time of its IPO, this is what the Company told investors on the subject of maintaining adequate ratings:

“Claims paying ability ratings, sometimes referred to as financial strength ratings, indicate a rating agency's view of an insurance company's ability to meet its obligations to its insureds. These ratings are therefore key factors underlying the competitive position of life insurers. In particular, several of the non-affiliated distributors of our life insurance products refuse to do business with insurance companies that are rated lower than
AA- for financial strength by Standard & Poor's Ratings Services (or the equivalent of such rating issued by other recognized ratings agencies).
Phoenix Life currently has an AA- financial strength rating from Standard & Poor's (the lowest rating within the "Very Strong" category). This AA-
rating reflects a downgrade from Phoenix Life's previous AA rating (mid-range in the "Very Strong" category) announced by Standard & Poor's in April
2001. In announcing this downgrade, Standard & Poor's cited concerns that Phoenix Life's strategic focus on non-participating products could affect its ability to meet earnings expectations. Phoenix Life currently has ratings of Aa3 ("Excellent") from Moody's Investors Service, Inc., A ("Excellent") from
A.M. Best Company, Inc. (which in January 2001 reaffirmed this rating) and AA ("Very High") from Fitch IBCA. A ratings downgrade or the potential for such a downgrade for Phoenix Life could materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affect relationships with distributors of our life insurance products, reduce new sales and adversely affect our ability to compete. Any of these occurrences could have a material adverse effect on our revenues from sales of life insurance policies.”[1]
 Emphasis added

[1] Amendment No. 5 to Form S-1 Registration Statement filed on June 18, 2001.

The most recent downgrade by S&P in March 2007 left Phoenix with an A- rating, three levels below what the
Company had previously identified as the minimum acceptable rating level when it sold shares to the public.

Additionally, in its most recent downgrade, S&P also lowered
The Phoenix Companies’ Senior Unsecured Debt rating to BBB-, the last stop before ‘junk” status.

Peer Group: Operating ROAE as of 12/31/2007

30%
20%
10%
0%
5.9%
23.7%
18.6%
11.8%
16.6%
14.3%
12.6%
14.2%
MEDIAN
14.3%
PNX
AMP
HIG
LNC
MFC
MET
NFS
PRU

Source: SNL Financial

OPP OLIVER PRESS PARTNERS, LLC

Long-Term Underperformance

The low stock price and the concerns of the ratings agencies can be traced directly to the Company’s operating performance. In our view, there are two key operating measures for an insurance company – its return on equity and its operating expense ratio. As demonstrated in the following two charts, despite claims of progress by management, the Company’s return on equity remains far below its industry peers and its expense ratio remains far above its peers.[2]

[2] We believe its peers are Ameriprise, Hartford Life, Lincoln Financial, Manulife Financial,
    MetLife, Nationwide Financial and Prudential Financial.

Long-Term Underperformance

5.1%

Average

5.0%

Median

9.1%

3,873

354

Phoenix

6.6%

56,857

3,776

MetLife

5.9%

14,421

855

Ameriprise

5.6%

29,346

1,656

Hartford Life

5.0%

41,940

2,092

Prudential

4.4%

13,606

594

Nationwide

Companies

General Insurance Expenses

Total Revenue

Exp. % of Revenue

Manulife (John Hancock)

1,170

32,052

3.6%

Lincoln Financial

1,012

24,104

4.2%

Life Company 2006 Statutory Expense Ratios[3]
(in $ millions)

The Company’s statutory expense ratio, as demonstrated by the following chart, is more than 70% higher than the median statutory expense ratio for the seven life insurance companies we have identified as the Phoenix peer group, and more than 38% above MetLife, the company with the next highest expense ratio in the group. In 2003, the year that Dona Young became CEO, the Phoenix expense ratio was 6.9%, compared to 9.1% for 2006.

[3] This table was prepared by OPP using data from AM Best.

Overhead Expense Inefficiencies

PHOENIX
CONSOLIDATED

LINCOLN NATIONAL
CONSOLIDATED

NATIONWIDE CORPORATION
CONSOLIDATED

2006

2006

2006

Ratio of Unallocated Premium-Paying Overhead to Premium
Paying Direct Premium

16.9%

4.0%

9.2%

Unallocated Expense per policy inforce

$443

$21

$149

Unallocated Expense per thousand inforce

$1.46

$0.17

$0.93

Ratio of Unallocated Premium Paying Overhead to Allowable
Variable Expense

1,267%

96%

491%

Expense reduction (increase) to achieve benchmark – Mean Ratio

$86,615,775

$(217,332,719)

$(8,605,681)

2005

2005

2005

General expenses less life agency related expenses

$209,136,000

$259,097,000

$204,623,000

Total Society of Actuaries Allocated Expense

$120,300,538

$720,586,424

$204,971,743

Excess Expense relative to Society of Actuaries allowance

$88,835,463

$(461,489,424)

$(348,743)

By any measure, including expense per policy and expense per thousand dollars of insurance written and inforce, it is clear to us that the Company’s overhead expenses are completely out of step with its competitors.  The bottom line of both sets of measurements shown below is that Phoenix overspends on unallocated overhead by
$86 million compared to a median industry expense level. By contrast, Lincoln National, which is more efficiently-run, underspends on overhead relative to the industry median by between $217 million and $461 million
(SOA data, all company industry median).

Life Company Overhead  Expenses[4]

[4] This table has been prepared for OPP by third party actuaries using data derived from industry studies and the 2006 Society of Actuaries Intercompany Expense study. This analysis adjusts for variables including average policy size and home office marketing costs.

Management Claims

In its investor presentation, Phoenix management boasts of certain operating progress. In our view, those claims of apparent ‘success’ are at best highly selective and at worst misleading.

Current management claims to have ‘rebuilt the balance sheet.’ On December 31, 2001, the year of the IPO, book value was
$2,395.7 million.  By December 31, 2007 it had declined by $105.8 million to $2,289.9 million.  This result is net of a cumulative after-tax contribution to net income from the Closed Block during this period of $400.7 million [5], a legacy from prior generations of management who assembled the Closed Block prior to the IPO.

Management claims to have repaired the ‘net flows of [the] Asset Management Business.’ This is particularly mystifying to us, since five pages later in its own presentation management indicates that net flows over the last five years have been negative in every year , including 2007.

Management also claims an increase in ‘Annuity Deposits,’ although this claim is even modest on its face since that particular line item increased by just over 1% in the 2003-2007 period. In fact, total annuity deposits reported in the Company’s 2007
Form 10-K declined from $1,113.5 in 2005 and $1,443.9 in 2006, respectively, to $1,030.3 in 2007.

Similarly, management claims 51% year-over-year growth in annuity deposits from 2006 to 2007, when its own Form 10-K for
2007 reports a 28.6% decline in total annuity deposits year-over-year.

Management claims an increase in statutory capital of 8.2% over a five-year period ended December 31, 2007. This modest achievement belies the fact that statutory capital has actually declined more than 7% since December 31, 2006 and more than 4% since December 31, 2005.

[5] See Phoenix 2007 Form 10-K, page F-23

THE PHOENIX FORMULA

HIGH PAY + HIGH EXPENSES = LOW RETURNS + LOW RATINGS

OPP | OLIVER PRESS PARTNERS, LLC

Management Compensation

The last piece of the current situation at Phoenix is a management compensation structure that we believe rewards management without regard for the Company’s low stock price, ratings downgrades and mediocre operating performance. We refer to this as:

For years the Board of Directors has approved a myriad of compensation plans that now take over 40 pages to describe in the Company’s proxy statement. We believe it has become almost impossible for the casual reader to get a full understanding of the pay and benefits that the Board has bestowed upon senior management, but here are a few highlights:

In 2007, senior management received ‘performance’ bonuses averaging over 210% of base salary plus millions of dollars in accumulated pension benefits, deferred compensation, perquisites and other arrangements

CEO Dona Young stood to gain a total of $49 million [6] in the event of a change in control, including $27 million of severance, other compensation, benefits and perquisites, $12.8 million of accumulated pension benefits and $9.1 million of deferred compensation

An unfunded special pension account for current and retired “Senior Management and Select Employees” that has grown to over $141 million, or over $1 per share

[6] A description of Dona Young’s change-in-control agreement and her Pension, Supplemental Pension, Excess Investment Plan, Deferred Restricted Stock Units, Deferred Dividends, Base Severance, Incentive
    Severance, 2007 Annual Incentive, 2005-2007 LTIP, 2006-2008 LTIP, 2007-2009 LTIP, Unvested Performance-Contingent RSU’s, Unvested Service-Based RSU’s, Unvested Stock Options, Incremental Non-
    Qualified Company Match, Non-Qualified Pension Lump Sum and 280G Tax Gross-UP (for excise taxes on Excess Parachute Payments) is contained in the Company’s 2008 Proxy Statement. The $12.8 million of pension benefits and $9.1 million of deferred compensation are payable independent of the occurrence of a change in control.

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What We Believe Needs To Be Done

From our very first meeting with Phoenix CEO Dona Young we have maintained that there are several key steps the Company should take to increase shareholder value and at the same time enhance security for policyholders.
These include:

A comprehensive strategic review of all the Company’s businesses with the goal of deploying capital in the most productive manner possible.

Aggressive steps to reduce the Company’s cost structure. Management claims millions in cost reductions over the past few years and argues that relatively modest additional cuts are all that can or should be implemented. We believe the Company’s peers have demonstrated that much deeper cuts are possible for a profitable and successful life insurance company.

Monetizing the Company’s closed block of life insurance. Interestingly enough, there appears to be no disagreement here between us, management, the Board and the rating agencies. What is missing is execution. The Company itself first publicly proposed a monetization transaction in 2002, but has yet to deliver. Management’s claim that there has been no available profitable investment option for the proceeds rings hollow to us almost six years later.

New independent oversight of the Company’s executive compensation measures.

Management has argued that we have no ‘new ideas.’ In the case of Phoenix, ‘new ideas’ are not the issue. It is action on the ‘old ideas’ that matters. When we first notified the Company on January 25 that we intended to nominate our candidates to the Board, the first item on our list of steps we felt the Company should undertake was a sale of the asset management business. Just two weeks later the Company announced that it would spin off that business. A coincidence? We think not.

We believe shareholders deserve results not just ideas. We believe the election of our independent nominees, coupled with the shareholder endorsement required for that election, will lead to action that will serve the best interests of shareholders and policyholders.

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Our Nominees

Augustus K. Oliver

John Clinton

Carl Santillo

Gus is a graduate of Yale University and
American University Law School. He began
his career as a lawyer with Skadden, Arps,
Slate, Meagher & Flom, becoming a partner
in 1983. In 1984, he became a partner of
the investment firm Gollust, Tierney and
Oliver and its principal investment
partnership, Coniston Partners, which
engaged in the same investment strategy as
Oliver Press. In 1999, he became a partner
of WaterView Advisors, the investment
manager for two companion private equity
investment partnerships. In 2005, he
formed Oliver Press with Clifford Press. Gus
is currently a director of Scholastic Corp.
and Comverse Technology, Inc. He is also a
director of Lincoln Center Theater and lives
in New York City.

John started his career at KPMG and then
worked at Dillon Read from 1981 to 1987.
He has been the Managing Partner of CCP
Equity Partners since 1991. Throughout his
career John has been active with numerous
public and private specialty insurance
companies. Since 2007, John has worked as
a principal of Farmington Capital Partners,
Hartford, Connecticut, a merchant banking
and financial advisory firm that works with
insurance and financial services
enterprises. He is a Certified Public
Accountant and a Chartered Property and
Casualty Underwriter, and earned his BA in
Economics from Amherst College and holds
an MBA from New York University’s Stern
School of Business. John serves on the
board of the YMCA of Metropolitan Hartford
and the Pastoral Counseling Center of West
Hartford. John lives near Hartford in Avon, CT.

Carl had a successful 30 year career as an
insurance industry executive, in a series of
management roles of increasing
responsibility culminating as the Chairman,
Chief Executive Officer and President of
American General Life and Accident a
principal operating subsidiary of American
General Corporation. American General was
sold to American International Group
(“AIG”) in 2001 for $23 billion. Carl stayed
on as an Executive Vice President of AIG
until 2002, but since that time he has been
principally engaged in charitable activities.
From 2003 to 2006 he was Chairman of the
Board of Goodwill of Greater Washington,
and is now active in Habitat for Humanity.
Carl lives in Alexandria, VA.

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Our Nominees: Ownership and Industry Experience

Oliver Press
Nominees

Incumbent
Phoenix
Nominees

John Clinton

Carl Santillo

Augustus Oliver

Sal Alfiero

Thomas Johnson

John Haire

Shares : 10,000

Extensive insurance
experience

Shares : 5,688,206[7]

Extensive corporate
governance experience

Shares : 10,000

Extensive insurance
experience

Shares : 150,053

No  prior insurance
experience

20 years on Board

Shares : 20,044

No  prior insurance
experience

8 years on Board

Shares : 6,519

No  prior insurance
experience

8 years on Board

Incumbent
Phoenix
Outside
Directors

Gordon Davis

Peter Browning

Jerry Jasinowski

Arthur Byrne

Sanford Cloud

Ann Gray

Jean Blackwell

John Forsgren

Martin Bailey

Shares : 500

No prior insurance
experience

22 years on Board

Shares : 8,141

No prior insurance
experience

18 years on Board

Shares : 100

No prior insurance
      experience

13 years on Board

Shares : 34,600

No prior insurance
      experience

11 years on Board

Shares : 7,000

Prior insurance
experience

7 years on Board

Shares : 0

No prior insurance
experience

6 years on Board

Shares : 0

No prior insurance
 experience

4 years on Board

Shares : 4,000

No prior insurance
experience

3 years on Board

Shares : 0

No prior insurance
experience

3 years on Board

[7] This number represents 76,860 shares of Common Stock held by Davenport Partners, L.P. (“Daveport”), 4,908,375 shares of Common Stock held by JE Partners, L.P. (“JE”) and 702,971 shares of Common Stock held by Oliver Press Master Fund, L.P. (“OPM”). Oliver Press, as the investment adviser to Davenport, JE and OPM, has the power to vote and to dispose of all of the shares that they hold. Oliver Press Investors,
     LLC, as the general partner of Davenport, JE and OPM, and Augustus K. Oliver and Clifford Press, as the Managing Members of Oliver Press and Oliver Press Investors, share the power to vote and to dispose of all of such shares.

•

•

•

WE APPRECIATE YOUR SUPPORT

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OPP | OLIVER PRESS PARTNERS, LLC

The Time for Change is Now!

Management has told you that “Phoenix’s core life business is sensitive to the stability and strength of the company – real and perceived.” We agree. On this subject, we believe the judgment rendered by the ratings agencies and the stock market has been unambiguous.

Management argues that we have no ‘new ideas,’ that we have the ‘wrong agenda’ and that our effort to elect our nominees is disruptive. Whether or not you believe the facts support those claims, one fact is inescapable to us – we would not have initiated this campaign and committed to spend the millions of dollars it requires if we did not believe that shareholders and policyholders need new and independent advocates for their interests. We ask simply that you look at the record and determine for yourself whether the incumbent Board and management deserve continued validation for almost seven years of low returns, high costs, ratings downgrades, a declining stock price and high executive compensation.

If elected, our nominees will constitute only three out of the thirteen directors. Our nominees will not be able to effect change unilaterally, but they will bring a new and independent perspective to Board deliberations. In our view that new blood can only help to return Phoenix to its former pre-eminence in the life insurance industry and allow the price of Phoenix stock to reflect its true potential.

Appendix*

1,695,716,000

3,840,588,000

1,194,907,000

Recurring Direct OL Premium

44,692,956

221,216,000

252,409,000

10.1 Direct OL Single Premium

1,740,408,000

4,061,804,000

1,447,316,000

20.1 Direct - 3 Ordinary: Life insurance Premiums

Premium Exhibit

168,052,640

901,595,142

138,363,055

Average amount of Premium Paying policies inforce during year

169,958,257

980,616,418

142,940,562

Amount of Premium Paying In Force

766,132

1,256,908

517,977

25 Other paid-up insurance - 4 Ordinary: Amount of insurance

170,724,389

981,873,326

143,458,539

21 In force end of year - 4 Ordinary: Amount of insurance

1,046,141

7,493,152

457,499

Average number of Premium Paying policies inforce during year

1,029,153

7,757,973

453,475

Premium paying policies In Force

96,130

196,710

33,650

Average number of Paid-Up policies inforce during year

95,088

283,969

31,050

25 Other paid-up insurance - 3 Ordinary: Number of policies

1,142,270

7,689,862

491,149

Average number of Ordinary Policies In Force

1,124,241

8,041,942

484,525

21 In force end of year - 3 Ordinary: Number of policies

384

691

1,197

Average Policy size issued during year (000s)

15,831,315

51,488,924

17,554,340

2 Issued during year - 4 Ordinary: Amount of insurance (000s)

41,223

74,554

14,660

2 Issued during year - 3 Ordinary: Number of policies

Life Insurance

187,881,000

318,149,000

219,767,000

General expenses less life agency related expenses

10,699,000

66,298,000

87,980,000

Sum of Agency Expenses

(310,000)

9,285,000

178,000

7.3 Agency conferences other than local meetings

89,000

220,000

-

7.2 Agents balances charged off

5,303,000

11,366,000

87,802,000

7.1 Agency expense allowance

-

24,908,000

-

3.32 Other agent welfare

-

-

-

3.22 Pymt to agents under non-fnd bnft plans

5,617,000

20,519,000

-

3.12 Contributions for benefit plans for agents

198,580,000

384,447,000

307,747,000

23 General insurance expenses - 3 Ordinary: Life insurance

PHOENIX
CONSOLIDATED

LINCOLN NATIONAL
CONSOLIDATED

NATIONWIDE CORPORATION
CONSOLIDATED

General Expenses

2006

2006

2006

* This table has been prepared for OPP by third party actuaries using data derived from industry studies and the 2006 Society of Actuaries Intercompany Expense study. This analysis adjusts for variables including average policy size and home office marketing costs.

Appendix*

(348,743)

(461,489,424)

88,835,463

Excess Expense relative to SOA allowances

204,623,000

259,097,000

209,136,000

General expense less life agency related expenses

204,971,743

720,586,424

120,300,538

Total SOA Allocated Expense

59,848,526

387,500,295

25,950,662

Maintenance Costs based upon Per Policy

224,210

1,152,505

1,536,830

Single Premium expense

12,193,654

28,839,186

11,428,956

Issue Costs Based Upon Per $1,000

14,193,984

21,547,008

4,289,040

Issue Costs Based upon Per Policy

118,511,370

281,547,430

77,095,050

Marketing Costs Based upon percent of premium

Study B ased Allowances

1,572,675,000

1,804,726,000

1,130,687,000

Recurring Direct OL Premium

44,842,000

230,501,000

307,366,000

10.1 Direct OL Single Premium

1,617,517,000

2,035,227,000

1,438,053,000

20.1 Direct - 3 Ordinary: Life insurance Premiums

320,301,000

760,939,000

208,365,000

9.1 Direct 3-Ordinary Life First Year Insurance Premiums

Premium Exhibit

2005

2005

2005

(8,605,681)

(217,332,719)

86,615,755

Expense reduction (increase) to achieve benchmark - Mean Ratio

$0.61

$0.61

$0.61

Expense per thousand inforce – Benchmark

$65

$65

$65

Expense per Policy inforce – Benchmark

9.7%

9.7%

9.7%

Mean Ratio of Premium-Paying Overhead – Benchmark

536,742,000

1,557,552,000

312,694,000

9.1 Direct - 3 Ordinary: Life insurance

632,649,000

11,342,960,000

1,332,881,000

9.1 Direct - 1 Total premiums & annuity considerations

Additional Information on Premium Exhibit

491%

96%

1,267%

Ratio of Unallocated PP Overhead to Allowable Variable Expense

$0.93

$0.17

$1.46

Unallocated Expense per thousand inforce

$149

$21

$443

Unallocated Expense per policy inforce

9.2%

4.0%

16.9%

Ratio of Unallocated Premium-Paying Overhead to Premium Paying Direct Premium

155,878,772

155,204,317

202,521,754

Net Unallocated Overhead Expense attributable to premium-paying business

223,460

1,106,080

1,262,045

Overhead allocated to single premium business

156,102,232

156,310,397

203,783,799

Overhead Expense

18,841,813

129,547,389

8,147,633

Maintenance Expense Total

12,936,956

32,291,215

7,835,568

Issue & Underwriting Total

Issue & Underwriting Unit Cost

PHOENIX
CONSOLIDATED

LINCOLN NATIONAL
CONSOLIDATED

NATIONWIDE CORPORATION
CONSOLIDATED

Study Based Allowances

2006

2006

2006